                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                       HA-LO INDUSTRIES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                                                     N/A
      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                             HA-LO INDUSTRIES, INC.
                             5800 WEST TOUHY AVENUE
                             NILES, ILLINOIS 60714

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 14, 2001

                            ------------------------

    Notice is hereby given that the Annual Meeting of Stockholders of HA-LO Industries, Inc., a Delaware corporation (the "Company"), will be held at 5800 WEST TOUHY AVENUE, NILES, ILLINOIS 60714 on Thursday, June 14, 2001 at
10:00 a.m., local time, for the following purposes:

    (1) To elect eight directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

    (2) To ratify the reappointment of the firm of Arthur Andersen LLP as the Company's independent auditors for 2001;

    (3) To consider and vote upon a proposal to postpone or adjourn the meeting, if proposed by your board of directors; and

    (4) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

    Each of these matters is described in further detail in the enclosed proxy statement. We have also enclosed a copy of our 2000 Annual Report on Form 10-K. Stockholders of record at the close of business on April 16, 2001 are entitled to notice of and to vote at the meeting and at any postponements or adjournments thereof. A complete list of the stockholders entitled to vote at the meeting will be subject to inspection by any stockholder at the Company's principal executive office, 5800 West Touhy Avenue, Niles, Illinois 60714, during usual business hours, for a period of ten days prior to the meeting.

                                       By Order of the Board of Directors,

                                       /s/ Marc S. Simon

                                       MARC S. SIMON
                                       CHIEF EXECUTIVE OFFICER

Niles, Illinois
April 30, 2001

    THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                             HA-LO INDUSTRIES, INC.
                             5800 WEST TOUHY AVENUE
                             NILES, ILLINOIS 60714

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 14, 2001

                            ------------------------

                                  INTRODUCTION

    The accompanying proxy is solicited by the Board of Directors of HA-LO Industries, Inc., a Delaware corporation ("HA-LO" or the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and at any postponements or adjournments thereof. The Company's principal executive office is located at 5800 West Touhy Avenue, Niles, Illinois 60714 and its telephone number is (847) 600-3000. Stockholders of record at the close of business on April 16, 2001 are entitled to notice of and to vote at the meeting. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about April 30, 2001.

                                  THE MEETING

VOTING AT THE MEETING

    On April 16, 2001, there were issued and outstanding 67,674,922 shares of common stock, $0.001 par value per share (the "Common Stock"), and 4,703,451 shares of Series A convertible participating preferred stock, $0.001 par value per share (the "Series A Preferred Stock"). Each share of Common Stock and Series A Preferred Stock issued and outstanding on the record date entitles the holder thereof to one vote on all matters submitted to a vote of stockholders at the meeting.

    The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock will constitute a quorum. Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present for purposes of determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of our stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as "broker non-votes") will also be counted as present in determining whether we have a quorum.

    The affirmative vote of the holders of a plurality of the shares represented at the meeting, whether present in person or represented by proxy, will be necessary for the election of directors, meaning that the eight nominees for director with the most votes will be elected. The affirmative vote of the holders of a majority of the shares represented at the meeting, whether present in person or represented by proxy, will be necessary for the ratification of Arthur Andersen LLP as the Company's independent auditors for 2001 and to approve any proposal to postpone or adjourn the meeting. Abstentions will be counted for purposes of determining whether an item has received the requisite number of votes for approval, meaning an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be counted for purposes of determining whether an item has received the requisite number of votes for approval.

PROXIES AND PROXY SOLICITATION

    All shares of Common Stock and Series A Preferred Stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated on such proxies, they will be voted FOR the election of each nominee named below under "Election of Directors" and FOR the reappointment of the firm of Arthur Andersen LLP as the Company's independent auditors for 2001. If any other matters are properly presented at the meeting for action, which is not presently anticipated, the named proxies will vote in accordance with their best judgment. Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the meeting, he or she may elect to revoke his or her proxy and vote his or her shares in person.

    In addition to solicitation by mail, the Company has hired the firm of D.F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of not more than $5,000, plus expenses. Certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telecopy. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Common Stock and Series A Preferred Stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information concerning each person, other than members of management, who is known by us to beneficially own more than 5% of the total number of outstanding shares of our Common Stock.

                                                               NUMBER OF SHARES      APPROXIMATE
NAME AND ADDRESS                                              BENEFICIALLY OWNED   PERCENT OF CLASS
----------------                                              ------------------   ----------------
Merrill Lynch & Co., Inc.(1)................................        4,526,235             6.7%

------------------------

(1) According to Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on February 6, 2001 by Merrill Lynch & Co., Inc. ("ML&Co.") (on behalf of Merrill Lynch Investment Managers ("MLIM")), ML&Co. is a parent holding company. MLIM is an operating division of ML&Co.'s indirectly owned asset management subsidiaries. Certain of those subsidiaries hold shares of our Common Stock. ML&Co.'s address is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

COMMON STOCK OWNERSHIP OF MANAGEMENT

    The following table sets forth, as of April 16, 2001, certain information concerning the beneficial ownership of Common Stock by (i) all directors and nominees, (ii) each of the current or former executive officers named in the Summary Compensation Table above and (iii) all directors and current executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his spouse) with respect to the shares shown as beneficially owned by that person.

                                                              NUMBER OF SHARES
                                                             BENEFICIALLY OWNED          APPROXIMATE
NAME AND ADDRESS(1)                                          ON APRIL 16, 2001         PERCENT OF CLASS
-------------------                                          ------------------        ----------------
Marc S. Simon..............................................              4,000(2)               *
Lou Weisbach...............................................          3,315,148(3)             4.8%
John R. Kelley, Jr.........................................          1,430,659(4)             2.1%
Eric P. Lefkofsky..........................................          5,642,234(5)             8.3%
Bradley A. Keywell.........................................          5,826,734(6)             8.5%
Marshall J. Katz...........................................            856,315(7)             1.2%
Thomas Herskovits..........................................            138,846(8)               *
Richard A. Heise, Jr.......................................            231,887(9)               *
Gregory J. Kilrea..........................................            104,627(10)              *
Jon Sloan..................................................             85,497(11)              *
Linden D. Nelson...........................................          3,417,921(12)            5.0%
All Directors and Executive Officers, as a group (10
  persons).................................................         17,635,947(13)           24.7%

------------------------

* Less than one percent.

(1) The address of each executive officer and director of the Company is in care of the Company, 5800 West Touhy Avenue, Niles, Illinois 60714.

(2) Consists of 4,000 shares owned by an individual retirement account for the benefit of Mr. Simon.

(3) Includes 818,246 shares subject to options held by Mr. Weisbach that are exercisable on April 16, 2001 or within 60 days thereafter (the "Measurement Period"), and 2,079,552 shares owned by the Lou Weisbach Revocable Trust. Excludes 127,500 shares held in trust for the benefit of Mr. Weisbach's wife and 76,780 shares held in trusts for the benefit of Mr. Weisbach's children, over which Mr. Weisbach has no sole or shared power to vote or dispose.

(4) Includes 625,001 shares subject to options held by Mr. Kelley that are exercisable during the Measurement Period.

(5) Consists of shares, including 553,216 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, owned by Mr. Lefkofsky's siblings and a family limited liability company over which Mr. Lefkofsky shares voting power, as well as a limited partnership, over whose general partner Mr. Lefkofsky, solely in his capacity as part of a tenancy by the entireties, shares voting power. Individually, Mr. Lefkofsky owns no shares of stock of the Company. See Note 3 to the table under "Preferred Stock Ownership of Certain Beneficial Owners."

(6) Consists of shares, including 553,216 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, owned by a limited partnership, over whose general partner Mr. Keywell, solely in his capacity as part of a tenancy by the entireties, shares voting power. Individually, Mr. Keywell owns no shares of stock of the Company. See Note 4 to the table under "Preferred Stock Ownership of Certain Beneficial Owners."

(7) Includes 852,715 shares subject to options held by Mr. Katz that are exercisable during the Measurement Period.

(8) Includes 32,718 shares held jointly with Mr. Herskovits' wife; 11,250 shares owned by Mr. Herskovits' minor son; and 86,253 shares subject to options held by Mr. Herskovits that are exercisable during the Measurement Period.

(9) Includes 8,962 shares of Common Stock issuable upon the conversion of Series A Preferred Stock and 129,500 shares of Common Stock held by a limited partnership over which Mr. Heise holds sole voting power.

(10) Consists of shares subject to options held by Mr. Kilrea that are exercisable during the Measurement Period.

(11) Includes 85,217 shares subject to options held by Mr. Sloan that are exercisable during the Measurement Period.

(12) Includes 43,372 shares owned by Maple Lane Acquisition Limited Liability Company ("Maple Lane"), of which Mr. Nelson is the managing member; 131,250 shares owned by Mr. Nelson's wife; 78,300 shares held by a charitable foundation of which Mr. Nelson is President; and 781,734 shares subject to options exercisable during the Measurement Period. Excludes 262,500 shares held in trusts for the benefit of Mr. Nelson's children, over which Mr. Nelson has no voting or dispositive powers.

(13) Excludes shares beneficially owned by Mr. Nelson, who is no longer an officer or director of the Company.

PREFERRED STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information concerning each person, including directors and an executive officer of the Company, who is known by us to beneficially own more than 5% of the total number of outstanding shares of our Series A Preferred Stock.

                                                               NUMBER OF SHARES      APPROXIMATE
NAME AND ADDRESS                                              BENEFICIALLY OWNED   PERCENT OF CLASS
----------------                                              ------------------   ----------------
Chase Venture Capital Associates, L.P.(1)...................        2,926,919            62.2%
Carramore Limited(2)........................................          268,363             5.7%
Eric P. Lefkofsky(3)........................................          553,216            11.8%
Bradley A. Keywell(4).......................................          553,216            11.8%

------------------------

(1) Its address is c/o Steve Murray, 1221 Avenue of the Americas, 40th Floor, New York, NY 10020.

(2) Its address is c/o Richard A. Heise, Jr., 7059 N. Moselle Ave., Chicago, IL 60646.

(3) Consists of shares owned by Mr. Lefkofsky's siblings and a family limited liability company over which Mr. Lefkofsky shares voting power, as well as a limited partnership, over whose general partner Mr. Lefkofsky, solely in his capacity as part of a tenancy by the entireties, shares voting power. Individually, Mr. Lefkofsky owns no shares of stock of the Company.
    Mr. Lefkofsky's address is listed in the previous table under "Common Stock Ownership of Management."

(4) Consists of shares owned by a limited partnership, over whose general partner Mr. Keywell, solely in his capacity as part of a tenancy by the entireties, shares voting power. Individually, Mr. Keywell owns no shares of stock of the Company. Mr. Keywell's address is listed in the previous table under "Common Stock Ownership of Management."

                      PROPOSAL ONE--ELECTION OF DIRECTORS

    Eight directors are to be elected to the Board of Directors. Each director elected at the meeting will hold office until the next Annual Meeting of Stockholders of the Company or until his respective successor is duly elected and qualified.

    The Board of Directors has nominated, and it is the intention of the persons named as proxies to vote for the election of, the nominees named below, each of whom has consented to serve as a director if elected. In the event that any nominee should be unable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will be unable to serve.

    There are no family relationships between any of the nominees and any of the executive officers of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF EACH OF THE NOMINEES NAMED BELOW.

INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS (1)

    The following table sets forth certain information as of April 16, 2001 with respect to each nominee:

NAME                           AGE                       POSITION WITH THE COMPANY
----                         --------   ------------------------------------------------------------
Lou Weisbach...............     52      Chairman of the Board
Marc S. Simon..............     52      Chief Executive Officer and Director
Eric P. Lefkofsky..........     31      Vice President and Director
John R. Kelley, Jr.........     38      Chief Executive Officer of UPSHOT (a marketing services
                                        subsidiary of the Company) and Director
Bradley A. Keywell.........     31      Director
Thomas Herskovits..........     54      Director
Marshall J. Katz...........     52      Director
Richard A. Heise, Jr.......     37      Director

    LOU WEISBACH has served as Chairman of the Board of the Company since its incorporation in January 1988. He served as President and Chief Executive Officer of the Company from January 1988 through November 1999. From 1972 through 1987, he operated the predecessor of the Company as a sole proprietorship.

    MARC S. SIMON was appointed Chief Executive Officer and a director of the Company in February 2001. From June 1995 to February 2001, Mr. Simon served as an executive officer of APAC Customer Services, Inc., including the positions of president, vice chairman, executive vice president, chief operating officer and chief financial officer. Prior to June 1995, Mr. Simon was a partner in the law firm of Neal, Gerber & Eisenberg and served as a director of and legal counsel to the Company. Pursuant to his employment agreement with the Company, the Company has agreed to designate Mr. Simon to be nominated by the Company's Board of Directors for election by the stockholders to the Board.

    ERIC P. LEFKOFSKY was appointed Vice President and a director of the Company in May 2000. From May 2000 through March 2001, he also served as Chief Operating Officer of the Company. From March 1999 until May 2000, he served as chairman of the board, secretary and treasurer of Starbelly.com, which was acquired by the Company in May 2000. From 1994 until early 2000, Mr. Lefkofsky served as director and chief executive officer of Brandon Apparel Group, Inc., which is a manufacturer and marketer of licensed apparel. During the three year term of Mr. Lefkofsky's employment agreement with the Company, he may designate two individuals, including himself, to be nominated by the Company's Board of Directors for election to the Board by the stockholders. Pursuant to such designations, Mr. Lefkofsky and Mr. Heise were nominated for election to the Board by the stockholders at the 2001 annual meeting.

    JOHN R. KELLEY, JR. was appointed as a director of the Company in August 1999 and currently serves as Chief Executive Officer and President of UPSHOT, the marketing services division of the Company. He served as Chief Executive Officer of the Company from November 1999 to February 2001. He also served as President of the Company from November 1999 to May 2000. He previously served as Chief Marketing Officer of the Company and President of UPSHOT.
Mr. Kelley co-founded UPSHOT in 1994. Pursuant to his employment agreement with the Company, the Company has agreed to designate Mr. Kelley to be nominated by the Company's Board of Directors for election by the stockholders to the Board.

    BRADLEY A. KEYWELL was appointed as a director of the Company in May 2000. From May 2000 until March 2001, he also served as President of the Company. From March 1999 until May 2000, he served as director and chief executive officer of Starbelly.com, Inc., which was acquired by the Company in May 2000. From 1994 until early 2000, Mr. Keywell served as director and president of Brandon Apparel Group, Inc., which is a manufacturer and marketer of licensed apparel. Pursuant to an agreement with the Company, he may designate himself to be nominated by the Company's Board of Directors for election by the stockholders to the Board. Pursuant to such designation, Mr. Keywell was nominated for election to the Board at the 2001 annual meeting.

    THOMAS HERSKOVITS has served as a director since 1992. Mr. Herskovits has been the managing partner of Herskovits Enterprises, a venture capital company, since 1996 and was the president and chief executive officer of Specialty Foods Corp. from 1993 to 1996. From 1989 through 1993, he was president of the KGF Frozen Products Group, an operating unit of Kraft General Foods. From 1984 to 1989, he was president of the Kraft Dairy Group of Kraft General Foods.

    MARSHALL J. KATZ has been a director and an independent financial consultant to the Company and other parties since 1992. From 1988 through 1991, Mr. Katz was the owner and president of Northbrook Management Co., a money management firm trading in futures and options.

    RICHARD A. HEISE, JR. has served as a director since June 2000. Since 1999, he has been primarily occupied as a private investor. From 1997 through 1998, Mr. Heise founded and served as chairman and chief executive officer of Magnitude Network, LLC, an Internet solutions provider. From 1996 through 1998, Mr. Heise founded and served as chief executive officer of Magnitude
Holdings, LLC, a private investment company. From 1991 through 1995, Mr. Heise served as president of Financial Place Corporation, a real estate development management business. Pursuant to a contractual right of Mr. Lefkofsky with the Company, Mr. Heise was designated by Mr. Lefkofsky for nomination by the

Company's Board of Directors for election to the Board by the stockholders at the 2001 annual meeting.

(1) Only directorships of issuers with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act, and directorships of issuers registered as investment companies under the Investment Company Act of 1940, as amended, are listed in the above table.

CERTAIN LEGAL PROCEEDINGS

    In connection with a creditor's claim against Brandon Apparel Group, Inc., each of Mr. Lefkofsky and Mr. Keywell have been enjoined by a Wisconsin state court from transferring or selling any stock of the Company individually owned by him.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors has designated an Audit Committee and a Compensation Committee. The Board of Directors has not designated a Nominating Committee; rather, the Board of Directors as a whole performs the functions that would otherwise be delegated to such committee.

    Current members of the Audit Committee are Thomas Herskovits and Marshall J. Katz. The functions of the Audit Committee include assessing the scope of the Company's engagement of its independent public accountants, reviewing their reports and recommending to the Board of Directors the engagement and discharge of independent auditors. The Audit Committee also meets with the financial staff of the Company to review accounting procedures and internal audit controls.

    Current members of the Compensation Committee are Thomas Herskovits and Richard A. Heise, Jr. The functions of the Compensation Committee include setting executive officer salaries, determining annual bonuses and administering the Company's incentive compensation plans, including the HA-LO
Industries, Inc. Stock Plan (the "Stock Plan"), the HA-LO Industries, Inc. 1997 Stock Plan (Amended and Restated) (the "Restated Plan") and the HA-LO Industries, Inc. 2000 Stock Option Plan (the "2000 Plan") (collectively, the "Stock Plans"). See "Report of the Compensation Committee on Executive Compensation," below.

    During 2000, the Board of Directors held ten meetings and took action by written consent four times, the Audit Committee held four meetings and the Compensation Committee held meetings seven times. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and the committees, if any, on which he served during 2000.

            FEES OF INDEPENDENT AUDITORS AND AUDIT COMMITTEE REPORT

FEES BILLED BY INDEPENDENT AUDITORS

    AUDIT FEES. The aggregate fees billed by our independent auditors for professional services rendered to us in connection with the audit of the company's financial statements for the fiscal year ended December 31, 2000 and related matters were approximately $200,000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Our independent auditors did not render information technology services to us during fiscal 2000.

    ALL OTHER FEES. The aggregate fees billed by our independent auditors for professional services rendered to us during fiscal 2000, other than the audit services referred to above, were approximately $370,000, and primarily relate to tax fees incurred in connection with the auditors' review of our tax returns, the acquisition of Starbelly.com, and the calculation of stock basis, international restructuring and miscellaneous other tax matters. These fees also include amounts billed for professional services rendered in connection with the preparation of the proxy statement related to the May 2000 Starbelly.com acquisition.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE REPORT PRESENTED BELOW DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHALL NOT BE CONSIDERED FILED OR INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT BY REFERENCE THEREIN.

REPORT OF THE AUDIT COMMITTEE

    Brian Hermelin resigned as a director of the Company and as a member of the Audit Committee at the end of March 2001. Mr. Katz was elected by the Company's board of directors to fill such vacancy on the Audit Committee on April 13, 2001. As a result, all references in this report to prior actions by the Audit Committee refer to actions by the members of the Audit Committee who served on the committee at such times. None of the activities described in this report have taken place since April 13, 2001, the date on which Mr. Katz joined the committee.

    The Audit Committee of the board of directors is responsible for providing independent, objective oversight of the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports and the independence and performance of the Company's independent auditors. The Audit Committee is comprised of independent directors (as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards) and operates under a written charter, a copy of which is attached to this proxy statement as Appendix A.

    Management is responsible for the company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and issuing a report on those financial statements. The Audit Committee monitors and oversees these processes.

    In this context, the Audit Committee has reviewed and discussed the audited financial statements for fiscal 2000 with management and with the independent auditors. Specifically, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), which include, among other things:

    - methods used to account for significant unusual transactions;

    - the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

    - the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

    - disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and the disclosures in the financial statements.

    The Audit Committee believes strongly in the principles underlying the requirement that independent auditors maintain their independence in strict compliance with applicable independence rules. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the independent auditors the issue of its independence from the Company and management. In addition, in accordance with the Securities and Exchange Commission's newly promulgated auditor independence requirements, the Audit Committee has considered whether the independent auditors' provision of non-audit services to the Company is compatible with maintaining the independence of the auditors and has concluded that it is.

    Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee (consisting solely of Mr. Herskovits at such time) recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

    Respectfully submitted by the Audit Committee,

    Thomas Herskovits
    Marshall J. Katz

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires each of the Company's executive officers and directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company's Common Stock. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that during the fiscal year ended December 31, 2000, all of its officers, directors and 10% beneficial owners timely filed all required reports, except for Lou Weisbach, John R. Kelley, Jr. and Brian Hermelin, each of whom filed one late report required to be filed on Form 4, Linden D. Nelson, Thomas Herskovits, Jon Sloan and Brian Hermelin, each of whom filed one late report required to be filed on Form 5, and Richard A. Heise, Jr., who has not filed a report required to be filed on Form 3.

                              CERTAIN TRANSACTIONS

    On May 3, 2000, the Company completed its acquisition of Starbelly.com, Inc. As significant stockholders of Starbelly.com, affiliates of Mr. Keywell, a director of the Company since the closing of such transaction, and Mr. Lefkofsky, Vice President and a director of the Company since the closing of such transaction, each received 5,273,518 shares of Common Stock and 553,216 shares of Series A Preferred Stock. In connection with such transaction, both Mr. Keywell and Mr. Lefkofsky entered into employment and non-competition agreements with the Company. In addition, these affiliates of Mr. Keywell and Mr. Lefkofsky entered into stockholder, registration rights, employment escrow and indemnity agreements with the Company. Each of their employment agreements included a three year term with a base salary of $300,000. Mr. Heise, a director of the Company, serves as general partner of a partnership which received 854,250 shares of Common Stock and 89,615 shares of Series A Preferred Stock upon the closing of the Starbelly.com transaction.

    Pursuant to an amendment to his employment agreement, Mr. Lefkofsky is no longer Chief Operating Officer of the Company and may terminate the agreement during a ninety day period. If he elects to terminate the agreement during this period, Mr. Lefkofsky will continue to receive his salary and benefits, as well as all other rights, throughout the term of the agreement.

    During fiscal 2000, the Company leased office and warehouse space in Chicago, Illinois previously occupied by Starbelly.com from a company controlled equally by Mr. Lefkofsky and Mr. Keywell. The Company paid $150,000 in rent under this lease during 2000 and continues to lease this property.

    During fiscal 2000, the Company paid approximately $125,000 to Petersen & Lefkofsky for legal services rendered to the Company. Eric Lefkofsky's brother Steven is a partner of this law firm.

    Michael J. Linderman served as our President of Promotional Products until May 5, 2000. Pursuant to a separation agreement and general release with the Company, Mr. Linderman continues to receive his $235,000 salary for a one year period. In addition, we accelerated the vesting of stock options held by Mr. Linderman to purchase 40,000 shares of Common Stock. As part of the agreement, the parties exchanged mutual releases, and Mr. Linderman agreed not to disclose any confidential or proprietary information of the Company or to solicit or hire employees of the Company through May 5, 2002.

    In March 2001, the Company agreed to sell its 30% interest in iDentify Licensing Management, LLC, a limited liability company formed by the Company and Ford Motor Company in November 2000, to a group controlled by Mr. Nelson, former Vice Chairman of the Board. The purchase price for this disposition, expected to close no later than May 16, 2001, will be $20 million.

    During 2000, pursuant to two leases, subsidiaries of the Company leased office space near Detroit, Michigan from a company controlled by Mr. Nelson and his spouse. Under these two leases, the Company paid approximately $403,796 for rent and related expenses. During 2000, pursuant to a lease, a subsidiary of the Company leased an office and warehouse facility in Troy, Michigan from an entity affiliated with Mr. Nelson. Under this lease, the Company paid approximately $1,033,331 in lease payments.

    During fiscal 2000, the Company paid approximately $1,445,378 for embroidery and other services to a company in which Mr. Nelson indirectly owns a 49% interest.

    Pursuant to a Consulting Agreement dated March 17, 1999, Marshall J. Katz, a director of the Company, provides advisory and consulting services to the Company, on a non-exclusive basis, with respect to acquisitions and business combinations. Mr. Katz's compensation for such services is contingent upon the successful completion of acquisitions for which he has rendered advice to the Company. During 2000, Mr. Katz received approximately $600,000 and was granted options to acquire 121,971 shares of Common Stock at the fair market value on date of grant in consideration for consulting services he rendered.

    During 2000, the Company billed Natural Golf and other entities associated with Thomas Herskovits, a director of the Company, a total of approximately $86,500 for promotional products sold. Mr. Herskovits serves as Chairman of the Board of and owns a 26% equity interest in Natural Golf. We charged our customary prices for these promotional products.

    The Company has entered into employment agreements with some of its executive officers. See "Executive Compensation--Employment and Change of Control Agreements."

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth certain summary information with respect to all compensation earned by or paid to each of (i) the Company's Chief Executive Officer in the year 2000, and (ii) its four other most highly compensated executive officers who were serving as executive officers on December 31, 2000, and whose total salary plus bonus for 2000 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                     ANNUAL COMPENSATION                AWARDS
                                            --------------------------------------   ------------
                                                                      OTHER ANNUAL    SECURITIES     ALL OTHER
                                                                      COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR         SALARY($)   BONUS($)(1)       ($)         OPTIONS(#)       ($)(2)
---------------------------  --------       ---------   -----------   ------------   ------------   ------------
John R. Kelley, Jr. .....      2000          192,307           --            --         750,000            --
  Director and Former Chief    1999          150,000      142,472        22,651          16,667            --
  Executive Officer(3)         1998(4)        75,000           --        11,197          12,501            --

Lou Weisbach .............     2000          505,000           --            --              --           500
  Chairman of the Board        1999          500,000           --            --              --           500
                               1998          500,000           --            --              --           500

Linden D. Nelson .........     2000          500,006           --            --         250,000           500
  Former Vice Chairman of      1999          500,000           --            --              --           500
  the Board                    1998          500,000           --            --         102,000           500

Gregory J. Kilrea ........     2000          305,577       75,000            --              --         2,500
  Chief Financial Officer      1999          220,192           --            --         195,000         2,500
                               1998          174,231           --            --          68,550         2,500

Jon Sloan ................     2000          132,692      139,550            --         170,000         2,500
  Executive Vice               1999           75,000      135,390            --          15,000         2,500
  President--National          1998           75,000      164,920            --          11,100         2,500
  Accounts

------------------------

(1) Amounts shown for Mr. Kelley and Mr. Kilrea were earned under their employment agreements. Amounts shown for Mr. Sloan consist of commissions earned for sales of Company products.

(2) The amounts shown in this column for each year consist of $500 payments made by the Company on behalf of each of Messrs. Weisbach, Nelson, Kilrea and Sloan under the Company's 401(k) savings plan, together with $2,000 payments made on behalf of each of Messrs. Kilrea and Sloan under the non-qualified benefit plan maintained by the Company (which plan allows the Company to match an executive's deferred compensation up to $2,000 per year).

(3) Mr. Kelley resigned from his position as Chief Executive Officer in February 2001 and currently serves as chief executive officer of UPSHOT, a marketing services subsidiary of the Company.

(4) Amounts earned by Mr. Kelley in 1998 reflect amounts paid by the Company after Mr. Kelley became an employee in connection with an acquisition by the Company on June 30, 1998.

    The following table sets forth information with respect to options to purchase shares of the Company's Common Stock that were granted in 2000 to each of the current and former executive officers named in the Summary Compensation Table above.

                                               INDIVIDUAL GRANTS
                             ------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                              NUMBER OF                                                 AT ASSUMED ANNUAL RATES
                              SECURITIES     % OF TOTAL                                     OF STOCK PRICE
                              UNDERLYING    OPTIONS/SARS                                APPRECIATION FOR OPTION
                             OPTIONS/SARS    GRANTED TO    EXERCISE OR                          TERM(1)
                               GRANTED      EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------------
NAME                            (#)(2)      FISCAL YEAR      ($/SH)         DATE         5%($)          10%($)
---------------------------  ------------   ------------   -----------   ----------   ------------   ------------
John R. Kelley, Jr.........     100,000        1.5  %          6.00       07/31/10       224,221        712,434
                                500,000        7.3             5.06       07/31/10     1,591,103      4,032,168
                                 75,000        1.1             5.06       07/31/10       238,666        604,825
                                 75,000        1.1             5.06       07/31/10       238,666        604,825

Lou Weisbach...............           0       --              --                --            --             --

Linden D. Nelson...........     250,000        3.6             3.00       10/17/10       471,671      1,195,307

Gregory J. Kilrea..........           0       --              --                --            --             --

Jon Sloan..................     170,000        2.5             5.13       06/12/10       548,459      1,389,903

------------------------

* Less than 1%

(1) The amounts shown in these columns are the result of calculations at assumed annual rates required by the SEC and are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) 100,000 options granted to Mr. Kelley were granted at an exercise price equal to $0.94 above the fair market value of the Company's Common Stock on the date of grant; all other options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The option grants to Mr. Kelley for 100,000 and 500,000 shares fully vested on the date of grant. One option grant to Mr. Kelley for 75,000 shares fully vests following the first thirty calendar day period during which the average closing price of the Common Stock equals or exceeds $10.125 (provided that he remains the Chief Executive Officer of UPSHOT or was in such position within the prior 90 days or that he was terminated without cause or disability prior to such date). The other option grant to Mr. Kelley for 75,000 shares fully vests following the first thirty calendar day period during which the average closing price of the Common Stock equals or exceeds $15.1875 (provided that he remains the Chief Executive Officer of UPSHOT or was in such position within the prior 90 days or that he was terminated without cause or disability prior to such date). The option grant to Mr. Nelson fully vested on the date of grant. The option grant to

    Mr. Sloan vests over a three-year period in increments of one-third each on the first, second and third anniversaries of the date of grant.

    The following table sets forth information with respect to the options exercised by and the unexercised options held by each of the current and former executive officers named in the Summary Compensation Table above, as of December 31, 2000.

                                                                           NUMBER OF        VALUE OF
                                                                          SECURITIES       UNEXERCISED
                                                                          UNDERLYING      IN-THE-MONEY
                                                                          UNEXERCISED       OPTIONS/
                                                                        OPTIONS/SARS AT      SARS AT
                                                                           FY-END(#)      FY-END($)(1)
                                              SHARES                    ---------------   -------------
                                            ACQUIRED ON      VALUE       EXERCISABLE/     EXERCISABLE/
NAME                                         EXERCISE     REALIZED($)    UNEXERCISABLE    UNEXERCISABLE
----                                        -----------   -----------   ---------------   -------------
John R. Kelley, Jr........................       0             0          625,001/4,167          0/0

Lou Weisbach..............................       0             0         806,251/11,995      7,103/0

Linden D. Nelson..........................       0             0         735,739/45,995          0/0

Gregory J. Kilrea.........................       0             0         92,127/124,998          0/0

Jon Sloan.................................       0             0         24,850/183,700          0/0

------------------------

(1) On December 29, 2000, the closing price per share of the Company's Common Stock was $2.25.

COMPENSATION OF DIRECTORS

    Pursuant to the Restated Plan, in 2000 each non-employee director of the Company was entitled to receive compensation in the form of a non-qualified stock option ("NSO"), vesting equally over 12 months, to purchase 15,000 shares of Common Stock at an exercise price per share equal to the Fair Market Value (as defined in the Restated Plan) of the Common Stock on the date of the first regularly scheduled Board of Directors meeting during such calendar year. During fiscal 2000, each non-employee director received under the Restated Plan an NSO to purchase 15,000 shares of Common Stock at an exercise price per share of $9.94.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

    Mr. Simon serves as the Chief Executive Officer of the Company pursuant to an employment agreement which commenced on February 22, 2001. Though the agreement contains no fixed term, Mr. Simon may not resign without good reason (defined in the agreement) within the first six months of his term. Mr. Simon's base salary is $500,000. He received a signing bonus of $75,000 and will receive a minimum bonus of $100,000 per calendar year throughout the term. Mr. Simon received stock options to purchase 960,000 shares of Common Stock, vesting equally over three years, with an exercise price per share equal to $2.64 (the closing price of the Common Stock on February 7, 2001, the execution date of his agreement). He also received stock options to purchase 400,000 shares of Common Stock at an exercise price of $2.64 per share, vesting on the earlier to occur of (i) nine years and nine months, (ii) the Company's achievement in any given calendar year during the term of earnings before making deductions for interest expense, income taxation, depreciation or amortization (subject to certain adjustments) ("EBITDA") in excess of $35 million, (iii) the share price of Common Stock equaling or exceeding $8 for each of twenty consecutive trading days, or (iv) certain change of control events (defined in the agreement) occurring at least nine months from the commencement of the agreement if the purchase price of the Common Stock equals or exceeds $6 per share. During each calendar year of the term, Mr. Simon is entitled to receive an additional cash bonus equal to 1% of EBITDA (if positive), with such bonus amount for 2001 guaranteed at a minimum of $75,000. During each calendar year of the term, he is also entitled to receive an amount of fully vested stock options (priced at the then market value) equal to 2.5 multiplied by 1% of EBITDA (if positive) and divided by the closing price of Common Stock on the date of issuance. In the event the employment term is terminated by Mr. Simon for good reason or by the Company without cause (defined in the agreement), he would receive severance of $1,200,000 (payable over two years), a bonus based on any profits through such year and the immediate vesting of the stock options for the 960,000 shares.

    Mr. Kelley served as the Company's Chief Executive Officer until
February 22, 2001. Mr. Kelley now serves as the Chief Executive Officer and President of UPSHOT pursuant to a four and one-half year employment agreement which commenced on June 30, 1998 and has since been amended. Under the amended agreement, Mr. Kelley's base salary is $500,000 and, as of July 31, 2000, the Company granted him fully vested options to purchase 500,000 shares of Common Stock, with an exercise price equal to $5.0625 (the closing price of the Common Stock on July 31, 2000) and, in consideration of his services as Chief Marketing Officer of the Company in 1999, an additional 100,000 shares of Common Stock, with an exercise price equal to $6.00. As of July 31, 2000, Mr. Kelley was also granted options to purchase 75,000 shares of Common Stock at an exercise price per share of $5.0625, vesting on the date following the first thirty calendar day period during which the average closing price of the Common Stock equals or exceeds $10.125 (provided that he remains the Chief Executive Officer of UPSHOT or was in such position within the prior 90 days or that he was terminated without cause or disability prior to such date). As of July 31, 2000, Mr. Kelley was also granted additional options to purchase 75,000 shares of Common Stock at an exercise price per share of $5.0625, vesting on the date following the first thirty calendar day period during which the average closing price of the Common Stock equals or exceeds $15.1875 (provided that he remains the Chief Executive Officer of UPSHOT or was in such position within the prior 90 days or that he was terminated without cause or disability prior to such date).

    In the event that, during Mr. Kelley's employment term, the Company sells all or substantially all of the assets of UPSHOT or more than 50% of its equity interest in UPSHOT to an unaffiliated third party or upon a "Change of Control" of the Company, Mr. Kelley and certain other employees of UPSHOT would be entitled to a bonus based on the consideration received by the Company. In the event that a "Change of Control" of the Company occurs prior to an equity or asset sale of UPSHOT, the Company and Mr. Kelley will appoint an appraiser to allocate a portion of the purchase price to UPSHOT and determine if a bonus is due to Mr. Kelley and the UPSHOT employee group. If a sale of UPSHOT has not occurred on or prior to December 31, 2002 and Mr. Kelley remains an employee of the Company, he and the employee group will be collectively entitled to a bonus based on certain target earnings of UPSHOT. Also, in the event of a "Change of Control," Mr. Kelley may terminate the employment agreement. A "Change of Control" is defined as a sale of substantially all of the assets or capital stock of the Company to an unaffiliated third party.

    Mr. Weisbach serves as the Chairman of the Board of the Company pursuant to a five year employment agreement which commenced on January 1, 1997.
Mr. Weisbach's base salary is $500,000, which amount may be increased from time to time by the Board of Directors; he is eligible to receive bonus payments and additional compensation based upon achievement of profit objectives to be established from time to time solely by the Board of Directors. The employment agreement provides that on each anniversary of its effective date, the term of Mr. Weisbach's employment automatically shall be extended for an additional one year period, such that the term of the agreement is restored to five years on December 31 of each year; however, either party may elect not to so extend the agreement by giving notice of such election at least 60 days prior to December 31 of each year. In the event Mr. Weisbach's employment is terminated following a "Change of Control," including by his resignation, he shall receive, for twenty-four (24) months, benefits no less favorable than those he received under the employment agreement prior to such termination. A "Change of Control" is defined as, among other things, (i) any consolidation or merger wherein the Company is not the continuing or surviving company or which contemplates that all or substantially all of the assets and/or business is controlled by another,
(ii) any sale, lease, exchange or transfer of all or substantially all of the assets of the Company, (iii) approval by the stockholders of liquidation or dissolution, (iv) any "person" becoming the beneficial owner of more than 50% of the combined voting power of the Company, (v) any sale, exchange or transfer of 50% of the securities of the Company representing the total fair market value of the Company or the combined voting power of the Company or (vi) if during a period of two consecutive years from the effective date, individuals who at the beginning of such period constituted the directors of the Company cease for any reason to constitute a majority thereof.

    Mr. Nelson formerly served as the Vice Chairman of the Board of the Company pursuant to an agreement which commenced on January 3, 1997 and which has since been amended to extend the term until December 31, 2003. Pursuant to the amended agreement, Mr. Nelson's serves as an independent consultant to the Company and is no longer an employee of the Company. His annual consulting fee is $100,000. As of the date of the amendment, Mr. Nelson was granted fully vested stock options to purchase 250,000 shares of Common Stock, at a per share exercise price of $3.00.

    Mr. Kilrea serves as the Chief Financial Officer of the Company pursuant to an approximately thirty-eight month employment agreement which commenced on November 9, 1999 and has since been amended. Mr. Kilrea's base salary is $300,000 per year, which amount may be increased from time to time by the Compensation Committee. He may be eligible to receive discretionary bonus compensation upon criteria established by the Company's Chief Executive Officer and Board of Directors. In connection with his employment agreement, Mr. Kilrea received options, vesting over three years, to purchase 50,000 shares of Common Stock at a per share exercise price of $4.75 (the closing price of the Common Stock on the effective date of his employment agreement), and options, vesting over three years, to purchase 100,000 shares of Common Stock at a per share exercise price of $7.00. In connection with his amended agreement, Mr. Kilrea forfeited 146,513 previously granted options and the Company granted Mr. Kilrea new options, vesting over three years from April 18, 2001 (the effective date of the amendment), to purchase 150,000 shares of Common Stock at the per share exercise price of $0.80 (the closing price of the Common Stock on April 18, 2001). Both the Company and Mr. Kilrea may terminate the agreement for any reason. If the Company terminates Mr. Kilrea without "cause" (defined in the agreement), he will be entitled to nine months of base salary. Regardless of any termination of his employment, the Company agreed to pay Mr. Kilrea $500,000, payable no later than April 18, 2002.

    Mr. Sloan serves as the Executive Vice President of National Accounts of the Company pursuant to an employment agreement which commenced on January 1997 and has since been amended to extend the term until January 2, 2003. Mr. Sloan's base salary is $200,000 per year. On April 26, 2000, the Company granted
Mr. Sloan options, vesting equally over three years, to purchase 170,000 shares of Common Stock at a per exercise share price of $6.75 (the closing price of the Common Stock on this date). He is also entitled to receive discretionary bonus payments upon the attainment of new business objectives.

    The Company has executed materially similar agreements with Gregory J. Kilrea and Jon Sloan (each, an "Executive") to ensure the continued dedication of such Executives notwithstanding the possibility, threat or occurrence of a "Change of Control." The agreements become effective upon a Change of Control.

    "Change of Control" is defined in these agreements, generally, as (1) the acquisition by an individual, group or entity (each, a "Person") of 30% of the outstanding stock of the Company or the combined voting power of the then outstanding voting power of the Company (but expressly excluding
(i) acquisitions directly from the Company by a Person whose holdings do not exceed 40% of the outstanding stock or voting securities prior to or after such acquisition, (ii) any acquisition by the Company, (iii) any acquisition by an Employee Benefit Plan maintained and controlled by the Company, or (iv) certain acquisitions by a corporation pursuant to a merger, consolidation or reorganization); (2) members of the current Board of Directors cease to constitute a majority of the Board of Directors unless such new Directors were approved by a vote of at least a majority of the current Board of Directors; and
(3) certain reorganizations, mergers and consolidations of the Company or sales of the assets of the Company unless, generally, 60% of the outstanding shares of the surviving entity are held by Persons who were holders of the Company prior to such transaction, or at least a majority of the members of the Board of Directors of such surviving company were members of the Company's Board of Directors prior to such transaction.

    Each agreement provides that, in the event an Executive's employment is terminated following a Change of Control, as a result of the death or disability of the Executive, by the Company other than for cause (as defined in the agreement), or by the Executive for good reason (as defined in the agreement), the Company will be obligated to pay the Executive a lump sum payment equal to the Executive's accrued but unpaid base and bonus compensation.

    In addition, if an Executive is terminated by the Company without cause after a Change of Control, the Company will pay such Executive an amount equal to the product of a multiple, specified in the agreement, times the sum of the Executive's base salary plus a formula based upon the bonus or commission paid to the Executive during the previous three years. The specified multiple for Mr. Kilrea is 2.5 and the multiple for Mr. Sloan is 2.0. In addition, the Company is obligated to continue to provide to the Executive and/or the Executive's family, for 90 days following termination, benefits that are comparable to the benefits received by the Executive immediately prior to termination. In the event the Executive's employment is terminated due to death, disability or for cause, the agreement shall terminate without further obligation to the Executive and all accrued obligations shall be paid to the Executive within 30 days of termination. The agreements prohibit the Executive from disclosing confidential information regarding the Company, and during the period of Executive's employment with the Company and for one year thereafter,
(i) engaging, directly or indirectly, in any business in the United States or Canada that directly competes with the business of the Company; (ii) soliciting or engaging in business conducted by the Company with a customer or prospective customer; or (iii) soliciting any employee or independent contractor of the Company that results in the termination of the employment or agency relationship of such individual.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are Thomas Herskovits and Richard A. Heise, Jr. None of the members of the Compensation Committee is either a current or former officer or employee of the Company.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE REPORT PRESENTED BELOW AND THE PERFORMANCE GRAPH FOLLOWING DO NOT CONSTITUTE SOLICITING MATERIAL AND SHALL NOT BE CONSIDERED FILED OR INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT BY REFERENCE THEREIN.

                           REPORT OF THE COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee is currently comprised of Thomas Herskovits and Richard A. Heise, Jr., neither of whom currently is or has been in the past an officer or employee of the Company. The Compensation Committee is responsible for setting executive officer salaries, determining annual bonuses and administering the Company's incentive compensation plans, including the Stock Plan, the Restated Plan and the 2000 Plan.

POLICY AND OBJECTIVES

    The Compensation Committee believes that executive compensation should attract, retain and motivate the highly qualified individuals required for the success of the Company and should also be commensurate with performance. The Compensation Committee also strives to ensure that the compensation of each executive officer of the Company is fair in relation to his or her experience and overall responsibility at the Company. In general, the Compensation Committee considers both corporate and individual performance in determining executive compensation. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing organization and management development against set objectives. In making these evaluations, the Compensation Committee relies upon input from the Chief Executive Officer regarding the financial performance of the Company and the performance of specific employees.

    Compensation for executive officers of the Company is divided into cash and stock-based components as follows:

CASH-BASED COMPENSATION

    The Company's cash-based compensation consists of salary, bonus and payments pursuant to a non-qualified benefit plan maintained by the Company (the "Non-Qualified Plan"). Annual base salary for each of the Company's executive officers is paid either pursuant to an employment agreement between the officer and the Company (see "Executive Compensation--Employment Agreements" and "Certain Transactions," above), or upon the approval of the Compensation Committee, which annually reviews the base salary payable to each executive officer. The Compensation Committee's determination of annual salary is based upon its review of the officer's past performance, the responsibilities associated with the officer's position and any changes with respect thereto, and the recommendation of the Chief Executive Officer. While the Compensation Committee acknowledges the subjective nature of these determinations, it believes that the base salary paid to each of the Company's executive officers fairly reflects that officer's prior performance, position and overall contribution to the Company's success.

    Under the Non-Qualified Plan, which was established by the Company in 1990, eligible employees may elect to defer a certain amount of compensation for payment at a later date. Currently, the Non-Qualified Plan allows a participating employee to defer up to 25% of his or her annual compensation (but not less than $1,350) for a minimum of at least five years. Compensation that is deferred under the Non-Qualified Plan is eligible for an "Employer Match" equal to 50% of the deferred amount (up to a maximum of $2,000 per year), which vests on an installment basis according to a formula set forth in the Non-Qualified Plan. The Non-Qualified Plan provides for the payment of the deferred benefit, which includes the deferred compensation, the matched amounts and interest, to the employee on an installment basis after the employee attains at least
60 years of age. Under certain circumstances, including the death, disability or financial hardship of the participating employee, the Non-Qualified Plan provides for the payment of deferred benefits prior to the employee attaining
60 years of age.

STOCK-BASED COMPENSATION

    The Compensation Committee is also responsible for administering the Stock Plan, the Restated Plan and the 2000 Plan. Option grants pursuant to such plans are intended to encourage performance that will result in appreciation of the market value of the Company's Common Stock. Stock options are generally awarded from time to time by the Compensation Committee based upon recommendations from the Chief Executive Officer. In making its determinations of option awards, the Compensation Committee considers the performance of the proposed optionee, the Company's financial performance during the relevant period and the number of options previously granted to the optionee.

    Throughout 2000, the Compensation Committee also awarded stock options under the Stock Plans to qualifying employees and independent sales representatives of the Company based on commissions earned on sales of the Company products during 2000. In doing so, the Compensation Committee rewarded these individuals for their efforts on behalf of the Company and offered them the opportunity to acquire an initial, or augment their existing, proprietary interest in the Company.

COMPENSATION OF THE COMPANY'S CHIEF EXECUTIVE OFFICER

    From November 1999 until February 22, 2001, John R. Kelley, Jr. served as the Chief Executive Officer of the Company pursuant to an employment agreement with the Company. See "Executive Compensation--Employment Agreements," above. During fiscal 2000, Mr. Kelley's total annual compensation was $192,307. The compensation paid to Mr. Kelley during 2000 was not based upon, and had no specific relation to, the performance of the Company's Common Stock during 2000.

    Respectfully submitted by the Compensation Committee,

    Thomas Herskovits
    Richard A. Heise, Jr.

                               PERFORMANCE GRAPH

    NOTE: THE STOCK PRICE PERFORMANCE SHOWN ON THE GRAPH BELOW IS NOT NECESSARILY INDICATIVE OF FUTURE PRICE PERFORMANCE.

        COMPARISON OF $100 INVESTED IN THE COMPANY'S COMMON STOCK, NYSE COMPOSITE INDEX AND THE COMPANY'S PUBLISHED LINE OF BUSINESS GROUP(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

HA-LO Industries NYSE Stock Market (US CompNYSE Stock Miscellaneous Nondurable Goods
12/1995 100.0 100.0 100.0
12/1996 167.7 121.3 117.3
12/1997 158.5 161.1 169.4
12/1998 229.4 193.3 143.0
12/1999 68.6 212.2 127.8
12/2000 20.6 220.9 91.7

------------------------

(1) The above graph compares the performance of the Company's Common Stock with that of a broad equity market index, the New York Stock Exchange (NYSE) Market Index, and a published line-of-business index, NYSE stocks with SIC code 519 (miscellaneous nondurable goods). The Company's line of business is within this SIC code.

                      PROPOSAL TWO--SELECTION OF AUDITORS

    It is proposed that the stockholders ratify the reappointment of the firm of Arthur Andersen LLP as the Company's independent auditors for 2001. The decision to retain Arthur Andersen LLP as the Company's independent auditors for 2001 was approved by the Audit Committee of the Board of Directors and the Board of Directors of the Company. A representative of Arthur Andersen LLP is expected to attend the meeting where he or she will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE REAPPOINTMENT OF SUCH FIRM.

                                PROPOSAL THREE--
              PROPOSED POSTPONEMENT OR ADJOURNMENT OF THE MEETING

    The board of directors of the Company may determine that it will recommend that the annual meeting scheduled for June 14, 2001 be postponed or adjourned. One reason for this action would be to allow additional time for management to solicit proxies in support of the proposals at the meeting. Approval of this action by our stockholders would require the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. An abstention on this proposal will have the same effect as a vote against the proposal. Broker non-votes will NOT have the same effect as votes against this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE PROPOSAL TO POSTPONE OR ADJOURN THE ANNUAL MEETING IF REQUESTED BY THE BOARD OF DIRECTORS.

          PROPOSAL FOUR--OTHER MATTERS TO BE ACTED UPON AT THE MEETING

    The management of the Company knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                      2002 ANNUAL MEETING OF STOCKHOLDERS

    The 2002 Annual Meeting of Stockholders is presently scheduled to be held on Thursday, June 13, 2002. Any proposals of stockholders intended to be personally presented at such meeting must be received by the Secretary of the Company for inclusion in the Company's Proxy Statement and form of proxy no later than December 31, 2001. In addition, any proposals of stockholders intended to be personally presented at such meeting (but not to be included in the Company's Proxy Statement or form of proxy) must be received by the Secretary of the Company no later than March 16, 2002.

                             ADDITIONAL INFORMATION

    UPON YOUR WRITTEN REQUEST, WE WILL PROVIDE YOU, WITHOUT CHARGE, A COPY OF ANY SPECIFIED EXHIBIT TO OUR 2000 ANNUAL REPORT ON FORM 10-K. Please contact:

       HA-LO Industries, Inc.
       5800 West Touhy Avenue
       Niles, Illinois 60714
       Attention: Gregory J. Kilrea, Chief Financial Officer
       (847) 600-3000

                                                                      APPENDIX A

                         CHARTER OF THE AUDIT COMMITTEE

I.  PURPOSE

    The primary function of the Audit Committee (the "Committee") of the Board of Directors of HA-LO Industries, Inc. (the "Corporation") is to assist the Board of Directors in fulfilling its oversight responsibilities by:

    - Serving as an independent and objective party to monitor the Corporation's financial reporting processes and internal control systems;

    - Reviewing and appraising the audit efforts of the Corporation's independent accountants and internal auditors; and

    - Providing an open avenue of communication among the Corporation's independent accountants, financial and senior management, internal auditors and Board of Directors.

    The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III of this Charter.

II. COMPOSITION

    The Committee shall be comprised of two or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Subsequent to June 15, 2001, the Committee shall be comprised of three or more of such independent directors. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III. RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties, the Audit Committee will:

    1. Hold such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Committee or at the request of the independent accountants;

    2.  Review and update, as necessary, the Committee's Charter annually;

    3. Instruct the independent accountants that they are ultimately accountable to the Board of Directors and the Committee;

    4. Recommend to the Board of Directors the independent accountants to be nominated, approve the compensation of the independent accountants, and review and approve the discharge of the independent accountants;

    5. Review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal auditing;

    6. Confirm and assure the independence of the internal auditors and the independent accountants, including a review of management consulting services and related fees provided by the independent accountants;

    7. Meet with the independent accountants and financial management to review the scope of the proposed audit for the current year and the audit procedures to be utilized and, at the conclusion of the annual audit, review with the independent accountants and financial management:

    (a) The Corporation's audited financial statements and related footnotes;

    (b) The independent accountants' audit of the financial statements and their report thereon;

    (c) Any significant changes required in the independent accountants' audit plan;

    (d) Any serious difficulties or disputes with management encountered during the course of the audit; and

    (e) Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

    8. Review with the independent accountants, the internal auditors and financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the Corporation and elicit any recommendations for the improvement of such controls.

    9. Discuss with the independent accountants and financial management their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used and, particularly, the degree of aggressiveness or conservatism of such practices;

    10. Review the internal audit function of the Corporation, including the proposed audit plans for the coming year and the coordination of such plans with the independent accountants;

    11. Receive, on a periodic basis, a summary of findings from completed internal audits;

    12. Provide sufficient opportunity for the internal auditors and independent accountants to meet with the Committee without members of management present to discuss any matters that the Committee or these groups believe should be discussed privately;

    13. Review accounting and financial human resources and succession planning within the Corporation;

    14. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, and retain, if deemed necessary, independent counsel, accountants, or others to assist it in the conduct of any such investigation;

    15. Report through its Chairman to the Board of Directors following the meetings of the Audit Committee; and

    16. Maintain minutes or other records of meetings of the Audit Committee.

PROXY                       HA-LO INDUSTRIES, INC.                      PROXY

               ANNUAL MEETING OF STOCKHOLDERS - JUNE 14, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder of HA-LO INDUSTRIES, INC., a Delaware corporation ("HA-LO" or the "Company"), hereby appoints Marc S. Simon, Eric P. Lefkofsky and Gregory J. Kilrea, and each of them, proxies and attorneys-in-fact of the undersigned, each with full power of substitution, to attend and act for the undersigned at the annual meeting of stockholders to be held on Thursday, June 14, 2001 at the Company's principal executive office located at 5800 West Touhy Avenue, Niles, Illinois 60714 and at any adjournments or postponements thereof, and in connection therewith to vote and represent all of the shares of common stock or preferred stock of HA-LO which the undersigned would be entitled to vote.

Said proxies and attorneys, and each of them, shall have the powers which the undersigned would have if acting in person. Said proxies, without hereby limiting their general authority, are authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the annual meeting and all matters presented at the meeting but which are not known to the board of directors at the time of solicitation of this proxy. The undersigned hereby revokes any other proxy to vote at such meeting and hereby ratifies and confirms all that said proxies and attorneys, and each of them, may lawfully do by virtue hereof.

Each of the above named proxies at said meeting, either in person or by substitute, shall have and exercise all the powers of said proxies hereunder. This proxy will be voted in accordance with the choices specified by the undersigned on this proxy. In their discretion, each of the above-named proxies is authorized to vote upon such other business incident to the conduct of the annual meeting as may properly come before the meeting or any postponements or adjournments thereof.

IF NO INSTRUCTIONS ARE INDICATED HEREIN, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES NAMED ON THE REVERSE SIDE, FOR PROPOSAL 2, FOR PROPOSAL 3, AND FOR ANY OTHER MATTERS TO BE VOTED UPON AT THE ANNUAL MEETING OR AT ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

           PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD
                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                        -- FOLD AND DETACH HERE --

                             HALO INDUSTRIES, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY    /X/

[                                                                            ]

1. ELECTION OF DIRECTORS
  Nominees:                                              For   Withheld  For All
  (1) Lou Weisbach, (2) Marc S. Simon,                   All   For All   Except
  (3) John R. Kelley, Jr., (4) Eric P. Lefkofsky,        / /     / /      / /
  (5) Bradley A. Keywell, (6) Thomas Herskovits,
  (7) Marshall J. Katz, and (8) Richard A. Heise, Jr.

----------------------------------------------------------------
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided above


                                                         For   Against  Abstain
2. Ratification of the reappointment of Arthur           / /     / /      / /
   Andersen LLP as the Company's Auditors for 2001.

                                                         For   Against  Abstain

3. Approval of any proposal by the board of directors    / /     / /      / /
   to postpone or adjourn the meeting.


                              MARK HERE IF YOU PLAN TO                    / /
                              ATTEND THE MEETING

                              MARK HERE FOR ADDRESS                       / /
                              CHANGE AND NOTE BELOW

   The persons named in this proxy also may vote, in their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.


                                 Dated                                   , 2001
                                     ----------------------------------

Signature(s)
            ---------------------------------------------------------------
IMPORTANT: Please date this proxy and sign exactly as your name appears on this proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president, or authorized officer. If a partnership, please sign in partnership name by authorized person. (This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

CONTROL NUMBER      TRIANGLE     FOLD AND DETACH HERE      TRIANGLE

  Please complete, sign and mail this proxy promptly in the enclosed envelope.

        No postage is required for mailing in the United States.



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